Exhibit 10.18

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), effective as of December 11, 2015, is entered into by and between NUGENE INC. (“NuGene” or “NG”), a California corporation that is a wholly owned subsidiary of NuGene International, Inc. ("NUGN"), licensee of Kathy Ireland Worldwide (“KIWW”); and KBHJJ, LLC (“KBHJJ”), a Florida limited liability company. The foregoing parties are referred to in this Agreement collectively as the “Parties.”

WHEREAS, KBHJJ is owned and operated by Kevin Harrington (“KH”), Brian Harrington and Jimmy Jongebloed (the “Team”) wherein KH is President and CEO.

WHEREAS, the Team and KBJJJ are experts in the field of infomercials and TV shopping sales worldwide;

WHEREAS, NuGene desires to expand its sales channels into TV shopping both domestic and worldwide;

WHEREAS, NuGene desires to obtain services from KBHJJ and KBHJJ desires to provide services to NuGene;

NOW, THEREFORE, for good and sufficient consideration and of the mutual promises herein contained, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1. COMPENSATION. NuGene agrees to compensate KBHJJ for the Services described in Section 2 as follows:

A. Warrants. Warrants to purchase 1,350,000 shares of common stock of NUGN ("NUGN Warrants"), of which KBHJJ shall receive:

1.	NUGN Warrants to purchase 450,000 shares upon execution of this agreement,
2.	NUGN Warrants to purchase 450,000 shares vesting 6 months from the execution date of this Agreement, and the remaining
3.	NUGN Warrants to purchase 450,000 shares vesting 6 months thereafter following the schedule in Exhibit A provided that NuGene successfully funds the infomercial.

B. Additional Shares Based on Results. 500,000 additional shares that can be earned within the first 18 months of this Agreement by hitting benchmarks established by NuGene as follows: $11 million in total Revenue from TV shopping sales. “Revenue” shall be defined in this Agreement as gross sales minus shipping and returns.

C. Pre-Paid Sales Advance. $50,000 of pre-paid sales advance upon execution of the agreement.

1

D. Kick-Off Fee. $50,000 kick-off fee on January 4, 2016 for services to be performed as follows:

•	Review of existing footage and materials, and meet with Kathy’s team

•	Research and review of products, scientific claims, consumer testimonials, expert testimonials, product marketplace, similar claims in industry and industry product offers in retail, on infomercial and on TV shopping.

•	Begin Assembly of Production Team- KBHJJ will interview 5 producers, evaluate production proposals and ideas,

•	Infomercial Script Writers- KBHJJ will begin to interview and evaluate several script writers in addition to any script writers attached to the producers

•	Review and evaluate packaging and offer for Infomercial

•	Work closely with NuGene and KIWW team to: develop Infomercial concept, script, website design, host to be paired with Kathy Ireland (if host different than Dr. Kathy Anderson), product offering and any and all aspects of NuGene’s obligations under the Brand Ambassador contract with KIWW. Utilize KIWW team, resources and facilities were possible if it is deemed cost beneficial.

•	Coordinate with NuGene team to perfect pitch and utilize the KH brand to promote business. Promotion will include promotional video with KH produced by KBHJJ and a mutually agreed personal appearance by KH

•	Evaluate QVC and TV shopping opportunities and begin discussions with buyers and legal department regarding claims and presentation. Begin discussions with buyers in Jan Q1 2016.

•	Identify potential candidates for and begin evaluation of on air host to be paired with Kathy Ireland, transactional website designer, call center, fulfillment operation, media buying company, and dub house set up.

E. 2.75% - Gross North America infomercial sales

F. 2.75% - Gross wholesale sales from big box retail, excluding SPA retail sales after infomercial campaign roll out

G. 5% - Gross wholesale international sales from brick and mortar retail, excluding SPA retail sales), post infomercial campaign roll out

H. 7.5% - Gross wholesale QVC and TV shopping worldwide

2

All gross sales percentages shall be paid on a quarterly basis. “Gross” shall refer to gross revenue, minus shipping, returns, price adjustments, credits and sales commissions.

All stock/shares provided herein are unregistered, restricted securities that are highly speculative. KBHJJ agrees to comply with all applicable rules (federal and state) regarding the sale or distribution of the unregistered securities. Neither NuGene nor NUGN make or have made any warranties as to the value or ability to sell such unregistered securities or to realize any amounts in connection therewith.

2. KBHJJ SERVICES. KBHJJ agrees to perform using best efforts in connection with rendering the following specific services (collectively, the “Services”):

A. Promotion in markets in the United States and internationally for sales of NuGene products, through, by way of example and not limitation, social media, press interviews, and trade shows and/or industry events at the expense of NuGene. All expenses must be pre-approved by NuGene in advance.

B. Assemble the Team to produce and oversee all aspects of a full length 30 minute infomercial, the steps of which are described in Exhibit A, attached hereto. KBHJJ will be responsible to obtain all copyright and actor releases, so that NuGene has all rights to own and use the infomercial.

C. KBHJJ will act as the sales agent and representatives for NuGene in the worldwide home shopping category.

D. Advising NuGene on strategies to expand the scope of its product marketing, through, by way of example and not limitation, direct to consumer sales via infomercial, home shopping networks, Speaking events, webinars and internet sales.

E. Advising NuGene with regards to the business plan, the pitch and fundraising efforts.

F. Providing NuGene with the right to use of the name, likeness and applicable titles of KH, including “Original Shark from Shark Tank,” “Inventor of the Infomercial,” “Founder of the Electronic Retailers Association” and “Pioneer of AS SEEN ON TV Industry” for the purposes of promoting the products of NuGene in which case all promotional materials are submitted in writing no later than seven (7) days prior to the activities or printing of materials for approval in writing and subsequently authorized by KH and KBHJJ.

G. KH making personal appearances during the Term of this Agreement where the locations and events as well as length of time per appearance are mutually agreed upon by the Parties. Reasonable airfare, lodging and ground transportation expenses shall be paid by NuGene for the Team with prior approval of NG in writing for such appearances. By way of example and not limitation, such appearances may include trade shows, NuGene events, NuGene investor relations, NuGene corporate meetings, TV appearances and other promotional events for the NuGene products and NuGene.

3

H. The Services will be provided as Works Made for Hire and NuGene will own all rights, title and interest in and to the Services and all results, including but not limited to media, advertising, footage, materials and the infomercials.

3. OTHER ACTIVITIES.

The parties acknowledge that KBHJJ will render the Services using best efforts and will be engaged in other business activities which are unrelated to NuGene and the Services.  Nothing contained herein shall in any way restrict KBHJJ’s continued involvement with other business activities, except those that are in conflict with this Agreement.

4. TERM AND TERMINATION.

A. Term. Five (5) year initial term. NuGene has the option to extend the term for an additional Five (5) year period.

B. Termination. NuGene may terminate this Agreement and all compensation herein (except for the Kick-Off Fee) if KBHJJ fails to provide any and all of the Services herein by providing written notice with a 30-day right to cure. In the event of any termination, all compensation herein shall terminate after a period of 2 years following date of termination excluding the vesting of warrants which shall terminate upon failure to cure the breach.

5. NUGENE DUTIES.

A. NuGene warrants and represents that all claims about ingredients in the NuGene products are truthful and accurate.

B. NuGene agrees to provide the technical resources and medical personnel and studies to back any claims made by NuGene regarding any and all products up to the legal standards of the FCC, homes shopping channels worldwide, foreign government or regional governing body regulations, medical practice standards and product approvals in the area of NuGene products and claims worldwide.

6. PRESS RELEASE. NuGene may issue a press release related to this Agreement upon prior written approval of KBHJJ. KBHJJ is required promptly to report via email directly to the CEO (alikh@nugene.com) and carbon copy (“cc”) the President (david@nugene.com) and VP of Business Development of NuGene on all material milestones such as launch of infomercial, launch of product on home shopping, and lauch of direct to consumer product campaign in foreign countries or territories achieved and assist in the drafting of press releases related to their material milestones.

4

7. GOVERNING LAW AND JURISDICTION. The laws of the State of California will govern this Agreement. The Parties consent to the exclusive jurisdiction of the state and federal courts located in Orange County, California for any dispute arising from or out of this Agreement, and the Parties waive their right to have an action under this Agreement brought or tried elsewhere.

8. OTHER.

A. Assignment. The Parties may not assign this Agreement or any interest herein without the other Party’s’ express written prior permission.

B. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

C. No Implied Waiver. Either Party’s failure to insist in any one or more instances upon strict performance by the other Party or any of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term thereof.

D. Final Agreement. This Agreement terminates and supersedes all prior understandings and agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first set forth above.

NUGENE	KBHJJ, LLC

By:	By:

Title:	Title:

Printed Name:	Printed Name:

Address:	Address:

5

EXHIBIT A

EVALUATION OF CURRENT FOOTAGE AND MATERIALS: WEEK ONE – THREE

Review of all footage and meet with Kathy Ireland’s production company if necessary. Evaluate all testimonials and materials used in the footage.

PRE-PRODUCTION PHASE: WEEK THREE - EIGHT

ON AIR HOST WITH KATHY IRELAND

The structure of the on air personality agreement depends on the level of talent. Deals can be priced on a per day fee which will include a day rate for shooting, a rate for rehearsal, and re-shoot days; a turn- key “show” rate which includes rehearsal and shooting with a re-shoot day rate; and a reduced rate for day or show fees with a 1%. KBHJJ will present hosts to NG to choose from to sell the products to the public with Kathy Ireland, pending KIWW approval.

TRANSACTIONAL WEBSITE DESIGN AND BUILD

Evaluate multiple microsite creators within the infomercial website to build a high impact, sales and conversion tested website. This site will include a backend technology that allows NG to upsell, down sell, and cross sell additional items to the consumer to increase Average Order Value. Website will be the property of NuGene creative content is subject KIWW approval.

CALL CENTER

The second method to take a sale is through a call center. The call center can be one of two natures – Live Operators or IVR (Interactive Voice Response). KBHJJ will explore both options, each have their pros and cons, but depending on the creative of the infomercial and the offer.

FULFILLMENT

KBHJJ will work with NG current fulfillment set up or look for other fulfillment houses. KBHJJ have worked with several fulfillment centers in the infomercial world that can take the order, pick, pack and ship, hit the credit cards if necessary, and handle customer service if necessary.

6

INFOMERCIAL MEDIA BUYING AND EVALUATION

This is one of the most important steps on an ongoing basis. Media will be the lifeline to run the business and drive revenue. KBHJJ will select a leading media agency within the infomercial business that has experience with this category. KBHJJ will go over media plans and work with the agency to get the best rates possible for the most desirable timeslots, stations, and locations.

DUB HOUSE SET UP

Before the infomercial goes to the TV station, it needs to flow through a dubhouse, which will prepare the show, dub and Voice Over the 800 number, and send it to each individual station.

TELEVISION STANDARDS AND FCC REGULATIONS DOCUMENTATION

KBHJJ will suggest a number of legal compliance groups/firms that are in the business of clearing products and businesses for sales on broadcast and cable TV. This is much different and comes with a much higher degree of scrutiny than selling in retail, online or in catalogues.

INFOMERCIAL PRODUCTION: WEEK FIVE – TWENTY ONE

INFOMERCIAL PRODUCTION COST RANGE: $250,000.00 to $400,000.00

50% of TOTAL COST UP FRONT

This cost depends on which producer is selected, style of the show, and the level of production value.

1. Product evaluation by Infomercial Production Company (IPC): WEEK FIVE

KBHJJ provide IPC with NG product for research through product use, along with any product videos or instruction that will be helpful in the evaluation

2. Initial Pricing and Offer Structure with Potential Free Gifts and Upsell Items: WEEK FIVE - SIX

KBHJJ and NG will provide IPC with a various price points for and combinations of NG products, and any other products that can be added for free as complimentary items for the offer.

3. Target Consumer Evaluation: WEEK FIVE - SEVEN

IPC will use sales and media data for the products sold through Direct Response (“DR”) Channels similar to ours and evaluation of similar industries

7

4. Consumer and Expert Testimonials: THREE – TWENTY ONE

KBHJJ provide IPC with at least 15 testimonials from average consumers using NG for various activities and as many “expert” testimonials (high profile professionals, celebrities, doctors, researchers, etc.)

5. Drafting and Finalizing the Script: EIGHT – ELEVEN

KBHJJ and IPC will assign a screenwriter that has worked with products in the health and beauty categories. There will be multiple back and forths with IPC, screenwriter, and KBHJJ to get to the best final script as possible. This will be tailored from information from NG, who the hosts are, the style of infomercial, big ideas, and many other variables. The script will show word for word what the hosts of the infomercial will say (some hosts may not read word for word), as well as accompanying video that will be on screen during those words.

6. Shooting the Show: WEEK TWELVE – FIFTEEN

After Scripting is finalized, IPC will begin to plan the shoot dates. This will most likely be within a 1-3 day period at a single location, then followed up with individual product shots, testimonials, and B-Roll on other days. Depending on the IPC, the location of this shoot can be anywhere in the United States.

7. Editing: WEEK SIXTEEN – NINETEEN

The editing process immediately follows the shooting of the show. After all footage is captured, the IPC will throw out an initially rough draft. This is to get all of the shot and ideas in one video, then edit from there. This rough draft could be twice the length of the infomercial KBHJJ will ultimately come up with. KBHJJ will go through an editing process that can take several versions of the rough draft, until the final draft it approved by all parties.

8. Infomercial Media Test: TWENTY – TWENTY ONE

MEDIA TEST BUDGET: $10,000 UP TO $20,000 PER WEEK

After the final show is approved, a testing media plan would have already been created and approved. This show will then go to the media agency and dubhouse to get it ready for the media test. This test will first be held over a one week period, then depending on results, may have to test one or two more times before a roll out decision is made.

9. Additional Edits, Calls to Action and Shooting Days: AS SITUATION DICTATES

Some level of adjustment inevitably needs to be made in just about every show. KBHJJ will get data from the media buyer and analyze everything from pace of the show and call to action effectiveness to offer combination and price point.

8

10. Adjustments to Call Center Scripts: ONGOING DURING TEST AND ROLLOUT

The call center will be monitoring the effectiveness of the product sales scripts based on random selection of both successful and unsuccessful closes, as well as the customer experience from intake to sales offer to upsell offers. Adjustments will be made to try to achieve a higher close rates on the basic product TV kit and upsells.

11. Media Rollout

MEDIA ROLLOUT BUDGET: $50,000 UP TO $200,000 PER WEEK FOR FIRST 4 to 6 WEEKS (Until sales are paying for all media costs)

After the initial test and proven success, KBHJJ will work with the media agency (or multiple) to plan and execute on the best media possible on an ongoing basis to drive the best results. Additionally, KBHJJ will look to expand distribution into brick and mortar, live shopping, and international distribution.

9